As filed with the Securities and Exchange Commission on April 27, 2021.
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASTEC INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Tennessee	62-0873631
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1725 Shepherd Road
Chattanooga, Tennessee 37421
(423) 899-5898
 (Address, Including Zip Code, of Principal Executive Offices)

Astec Industries, Inc. 2021 Equity Incentive Plan
(Full Title of the Plan)

Anshu Pasricha
General Counsel and Corporate Secretary
Astec Industries, Inc.
1725 Shepherd Road
Chattanooga, Tennessee 37421
Telephone:  (423) 899-5898
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
With a copy to: John B. Shannon, Esq. Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer X	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  □

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.20 par value	(1) 1,280,000	$76.51 (2)	$97,932,803 (2)	$10,685

(1)
Amount to be registered consists of an aggregate of 1,280,000 shares of Astec Industries, Inc. (the “Company”) common stock to be issued pursuant to the grant or exercise of awards under the Astec Industries, Inc. 2021 Equity Incentive Plan (the “Plan”), including additional shares of Company common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)
Determined in accordance with Rule 457(h) under the Securities Act of 1933, as amended, the registration fee calculation is based on the average of the high and low prices of the Company’s common stock as reported on the NASDAQ Global Select Market on April 21, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)          The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)          Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b).  Requests for the above-mentioned information should be directed to Anshu Pasricha, the Company’s General Counsel and Corporate Secretary, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1)          The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 1, 2021;

(2)          The Company’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the Commission on March 1, 2021, March 1, 2021 and March 11, 2021;

(3)          All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2020 (except to the extent any parts of such reports were deemed furnished and not filed in accordance with SEC rules);

(4)          The description of the Common Stock contained in the Company's Registration Statement filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

(5)          All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

As permitted under Tennessee law, the Company's Charter provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision does not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Company or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (c) for unlawful corporate distributions.

Under its Bylaws, the Company may indemnify and advance expenses to its current and former directors and officers with respect to certain liabilities incurred as a result of any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, to which such person is a party because he is or was a director or officer of the Company.  The liabilities that may be indemnified against include the obligations to pay judgments, fines, penalties, amounts paid in settlement, and reasonable expenses, including attorneys' fees, incurred with respect to a proceeding.  Any such indemnification is predicated upon the proposed indemnitee having met the standard of conduct specified in the Tennessee Business Corporation Act.  Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) the Board of Directors by a majority vote of a quorum consisting of disinterested directors, (b) a majority vote of a committee of disinterested directors, (c) special legal counsel, or (d) an affirmative vote of a majority of shares held by the disinterested shareholders.  No indemnification shall be made to or on behalf of a director (i) in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company, or (ii) in connection with any other proceeding in which the director was adjudged liable on the basis that personal benefit was improperly received by him.  The Company's Bylaws also permit the Company to indemnify or advance expenses to its employees and agents to the same extent as to a director or officer.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

Except as indicated below as being incorporated by reference to another filing with the Commission by the Company, the following exhibits to this registration statement are being filed herewith:

Exhibit Number	Description
4.1
Amended and Restated Charter of the Company, adopted on April 28, 1986 and amended on September 7, 1988, May 31, 1989 and January 15, 1999 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed with the Commission on November 9, 2011)

4.2
Amended and Restated Bylaws of the Company, adopted on March 14, 1990 and amended on July 29, 1993, July 26, 2007, July 23, 2008 and July 25, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed with the Commission on August 7, 2019)

5.1	Opinion of Alston & Bird LLP.
23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP
24.1	Power of Attorney (included on signature page).
99.1	Astec Industries, Inc. 2021 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A, filed with the Commission on March 18, 2021)

Item 9.          Undertakings.

(a)          The undersigned Company hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on April 27, 2021.

ASTEC INDUSTRIES, INC.

By:	/s/ Barry Ruffalo
Barry Ruffalo
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anshu Pasricha and Jamie E. Palm, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry A. Ruffalo
Barry A. Ruffalo	President and Chief Executive Officer (Principal Executive Officer) and Director	April 27, 2021
/s/ Rebecca A. Weyenberg
Rebecca A. Weyenberg	Chief Financial Officer (Principal Financial Officer)	April 27, 2021
/s/ Jamie E. Palm
Jamie E. Palm	Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	April 27, 2021
/s/ William D. Gehl
William D. Gehl	Chairman of the Board	April 27, 2021
/s/ James B. Baker
James B. Baker	Director	April 27, 2021
/s/ Tracey H. Cook
Tracey H. Cook	Director	April 27, 2021
/s/ William G. Dorey
William G. Dorey	Director	April 27, 2021
/s/ Mary L. Howell
Mary L. Howell	Director	April 27, 2021
/s/ Charles F. Potts
Charles F. Potts	Director	April 27, 2021
/s/ William B. Sansom
William B. Sansom	Director	April 27, 2021
/s/ William Bradley Southern
William Bradley Southern	Director	April 27, 2021
/s/ Glen E. Tellock
Glen E. Tellock	Director	April 27, 2021